Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 1,016,590 shares of the Biota Pharmaceutical’s common stock for issuance upon exercise of stock options and 214,983 shares of common stock issuable pursuant to the vesting of stock unit awards of our report dated March 14, 2012, with respect to the consolidated financial statements of Nabi Biopharmaceuticals and the effectiveness of internal control over financial reporting of Nabi Biopharmaceuticals included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
April 24, 2013